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                                                                 EXHIBIT 10.4(c)

                           [PERRY JUDD'S LETTERHEAD]

March 24, 2000


Mr. Howard Sullivan
Sr. Vice President Publication Sales
Perry Judd's Incorporated
7777 Leesburg Pike
Falls Church, Virginia 22043

Dear Howard,

I wanted to confirm and formalize our conversation over the telephone yesterday.

As a direct result of your past performance at Judd's Incorporated, your more recent performance for Perry Judd's Incorporated and our desire not only to recognize your performance and commitment, but to encourage your continued performance and commitment to our company and its objectives, we would like to offer you a $200,000 recognition bonus if you remain active and effective in your position of Senior Vice President of Publication Sales through at least March 31, 2002. Besides that, we all like you and recognize that having you on the team is, as Martha Stewart says, "a good thing."

The $200,000 will be paid to you if or when you leave the employ of Perry Judd's Incorporated or retire, as long as that departure or retirement is on or after March 31, 2002. It will also be paid to you if there is a change of control of the company at any time on or prior to March 31, 2002, or if there is a change of control of the company while you are still in its employ after March 31, 2002.

Of course, Howard, should there be reason for termination prior to March 31, 2002, for good cause, this agreement would terminate immediately and be of no further force or effect. Good cause means a willful breach or habitual neglect of your duties, chronic alcoholism or addiction to narcotics (lawful or otherwise), criminal conviction for fraud, embezzlement, misappropriation of assets, malicious mischief or any act of moral turpitude or any felony or any other material breach.

Should you, during your employment with Perry Judd's Incorporated, become permanently physically disabled and you are no longer able to perform your duties, you will be entitled to the $200,000 on a pro rata basis. Also, in the incomprehensible event of your untimely death during your employment, the $200,000 will be payable pro rata to your designated beneficiary.

If, during your employment from April 1, 2000 to March 31, 2002, the corporation should desire for any reason whatsoever to terminate your employment and does, the $200,000 would still be payable pro rata to you as long as the termination is not for good cause as defined.

We hope that you understand our regard for you personally as well as the significant contributions you have made and will make to the well-being and value of Perry Judd's Incorporated. I'm looking forward to working with you in the years ahead, Howard, and I'm truly very pleased to recognize your efforts in this way.

Sincerely,



Craig Hutchison
President/CEO

CH/rs